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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 4, 2003

BY AND BETWEEN

BRUKER DALTONICS INC.

AND

BRUKER AXS INC.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		22
Section 5.1.	Corporate Organization	22
Section 5.2.	Capitalization	23
Section 5.3.	Authority; No Violation	24
Section 5.4.	Consents and Approvals	25
Section 5.5.	Financial Reports and SEC Documents	25
Section 5.6.	Absence of Undisclosed Liabilities	26
Section 5.7.	Absence of Certain Changes or Events	26
Section 5.8.	Legal Proceedings	26
Section 5.9.	Compliance with Applicable Law	26
Section 5.10.	Contracts	26
Section 5.11.	Environmental Liability	27
Section 5.12.	Benefit Plans	27
Section 5.13.	Intellectual Property	28
Section 5.14.	State Takeover Laws	29
Section 5.15.	Opinion of Financial Advisor	29
Section 5.16.	Board Approval	29
Section 5.17.	Broker's Fees	29
Section 5.18.	Taxes	29
Section 5.19.	Form S-4; Joint Proxy Statement/Prospectus	30
Section 5.20.	Labor Relations; Collective Bargaining Agreements	30
Section 5.21.	Transactions with Affiliates	31
Section 5.22.	Insurance	31
Section 5.23.	Title to Assets; Real Property	31
Section 5.24.	Loans	31
Section 5.25.	Inventory	31
Section 5.26.	Disclosure	31
Section 5.27.	Financing	32
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		32
Section 6.1.	Covenants of Company	32
Section 6.2.	Covenants of Parent	34
Section 6.3.	Governmental Filings	36
Section 6.4.	Control of Other Party's Business	36
ARTICLE VII ADDITIONAL AGREEMENTS		36
Section 7.1.	Preparation of Proxy Statement; Stockholders Meetings	36
Section 7.2.	Access to Information	37
Section 7.3.	Commercially Reasonable Efforts	38
Section 7.4.	Acquisition Proposals	39
Section 7.5.	Fees and Expenses	41
Section 7.6.	Directors' and Officers' Indemnification and Insurance	41
Section 7.7.	Public Announcements	51
Section 7.8.	Listing of Shares of Parent Common Stock	42
Section 7.9.	Affiliates	42
Section 7.10.	Section 16 Matters	42
Section 7.11.	Notice of Certain Events	42
Section 7.12.	FIRPTA Certification	43

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        AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER DALTONICS INC., a Delaware corporation ("Parent") and BRUKER AXS INC., a Delaware corporation ("Company").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of Parent, after taking into account, among other things, the recommendation of the Parent Special Committee, and the Board of Directors of Company, after taking into account, among other things, the recommendation of the Company Special Committee, each have approved the transactions contemplated by this Agreement, Company has recommended the approval and adoption of this Agreement and the Merger by its stockholders and Parent has recommended the approval and adoption of this Agreement and the Merger and the approval of the issuance of Parent Common Stock in the Merger by its stockholders;

        WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain stockholders of Company are entering into voting and support agreements, each dated as of the date of this Agreement (the "Parent Voting Agreements"), pursuant to which (a) each such Company stockholder has agreed to, among other things, vote all the shares of Company Common Stock held by such stockholder in favor of the proposal to approve and adopt this Agreement and the Merger and (b) certain of such Company stockholders have agreed to make certain elections with respect to the consideration to be paid in the Merger;

        WHEREAS, as a condition and inducement to Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Company and certain stockholders of Parent are entering into voting and support agreements, each dated as of the date of this Agreement (the "Company Voting Agreements"), pursuant to which each such Parent stockholder has agreed to, among other things, vote all the shares of Parent Common Stock held by such stockholder in favor of the proposal to approve and adopt this Agreement and the Merger, and to approve the issuance of Parent Common Stock in the Merger;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

        WHEREAS, it is intended that, in connection with the transactions described herein, Parent will contribute all of the assets of Company, other than cash to be retained by Parent, subject to all of the liabilities of Company, to a newly formed corporation that is a direct wholly owned subsidiary of Parent.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (whether or not in writing and whether or not delivered to Company's stockholders generally), from any person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Company and its Subsidiaries taken as a whole, (b) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Company and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% more of any class of equity securities of Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Company and its Subsidiaries, taken as a whole or (d) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

          "Affiliate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" shall have the meaning set forth in the preamble.

          "Associate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

          "beneficial ownership" or "beneficially own" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          "Benefit Plan" means, with respect to any entity, any employee benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any of its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any of its Affiliates or to which such entity or any of its Affiliates contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

          "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          "Cash Percentage" shall have the meaning set forth in Section 3.1(b).

          "Cash-Stock Consideration" shall have the meaning set forth in Section 3.1(b).

          "Cash-Stock Election" shall have the meaning set forth in Section 3.1(d).

          "Certificate of Merger" shall have the meaning set forth in Section 2.2.

          "Closing" shall have the meaning set forth in Section 2.4.

          "Closing Date" shall have the meaning set forth in Section 2.4.

          "Code" shall have the meaning set forth in the recitals.

          "Company" shall have the meaning set forth in the preamble.

          "Company 2002 10-K" means Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC.

          "Company Benefit Plan" means each Company Stock Plan and any other Benefit Plan maintained or contributed to by Company or a Subsidiary of Company, or to which Company or any Subsidiary of Company is required to contribute.

          "Company Capital Stock" shall have the meaning set forth in Section 4.2(a)(ii).

          "Company Certificate" shall have the meaning set forth in Section 3.1(b).

          "Company Common Stock" means common stock, par value $0.01 per share, of Company.

          "Company Contract" shall have the meaning set forth in Section 4.10(a).

          "Company Converted Option" shall have the meaning set forth in Section 3.2(a).

          "Company Disclosure Schedule" shall have the meaning set forth in Article IV.

          "Company Non-Subsidiary Affiliate" shall have the meaning set forth in Section 4.2(b).

          "Company Preferred Stock" shall have the meaning set forth in Section 4.2(a)(ii).

          "Company Recommendation" shall have the meaning set forth in Section 7.1(b).

          "Company Representatives" shall have the meaning set forth in Section 7.4(a).

          "Company SEC Documents" shall have the meaning set forth in Section 4.5.

          "Company Special Committee" means the Special Committee of the Board of Directors of Company formed on December 13, 2002.

          "Company Stock Option" shall have the meaning set forth in Section 3.2(a).

          "Company Stock Plans" shall have the meaning set forth in Section 4.2(a).

          "Company Stockholder Approval" shall have the meaning set forth in Section 4.3(a).

          "Company Stockholders Meeting" shall have the meaning set forth in Section 4.3(a).

          "Company Voting Agreements" shall have the meaning set forth in the recitals.

          "Confidentiality Agreement" shall have the meaning set forth in Section 7.2.

          "DGCL" means the Delaware General Corporation Law.

          "DOJ" means the Antitrust Division of the U.S. Department of Justice.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Environmental Law" means any federal, state, local, foreign law, regulation, order, decree, permit, authorization, common law or other governmental requirement relating to (a) the protection, investigation or restoration of the environment, the health and safety of living organisms as it relates to exposure to Hazardous Substances, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall have the meaning set forth in Section 3.3.

          "Exchange Fund" shall have the meaning set forth in Section 3.3.

          "Exchange Ratio" shall have the meaning set forth in Section 3.1(b).

          "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

          "Form S-4" shall have the meaning set forth in Section 4.4(c).

          "Form of Election" shall have the meaning set forth in Section 3.1(d).

          "FTC" means the U.S. Federal Trade Commission.

          "GAAP" means U.S. generally accepted accounting principles.

          "Governmental Entity" shall have the meaning set forth in Section 4.4(g).

          "Hazardous Substance" means any element, compound, substance or other material (including any pollutant, contaminant, special waste, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any applicable Environmental Law, including any gasoline, oil, waste oil, petroleum product, by-product, derivative or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, methyl tertiary-butyl ether, radioactive material or radon.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and any other rights in tangible or intangible proprietary information or materials.

          "Joint Proxy Statement/Prospectus" shall have the meaning set forth in Section 4.4(c).

          "knowledge" or "known" means, with respect to any entity, the knowledge of such entity's executive officers after reasonable inquiry.

          "Letter of Transmittal" shall have the meaning set forth in Section 3.4.

          "Liens" shall have the meaning set forth in Section 4.2(b).

          "Material Adverse Effect" means, with respect to any entity, a material adverse effect on (a) the business, properties, assets, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or (b) the ability of such entity to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such effect is reasonably attributable to (i) general economic conditions (including prevailing interest rate and stock market levels) in the United States or any foreign country in which such entity or any of its Subsidiaries has material operations or sales (provided that such changes do not disproportionately affect such entity), (ii) the general state of the industries in which such entity participates (provided that such changes do not disproportionately affect such entity) or (iii) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement.

          "Merger" shall have the meaning set forth in Section 2.1.

          "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

          "NASDAQ" means The NASDAQ Stock Market, Inc.

          "Necessary Approvals" shall have the meaning set forth in Section 4.4(f).

          "Other Consents" shall have the meaning set forth in Section 7.3(a)(i).

          "Other Required Governmental Approvals" shall have the meaning set forth in Section 4.4(b).

          "other party" means, with respect to Parent, Company, and with respect to Company, Parent.

          "Parent" shall have the meaning set forth in the preamble.

          "Parent 2002 10-K" means Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC.

          "Parent Average Closing Price" means the average of the daily last sale prices of Parent Common Stock during regular trading hours as reported by NASDAQ for twenty trading days randomly selected by lot from the thirty consecutive trading days ending at the close of trading on the third trading day prior to the Closing Date.

          "Parent Benefit Plan" means each Parent Stock Plan and any other Benefit Plan maintained or contributed to by Parent or a Subsidiary of Parent or to which Parent or any Subsidiary of Parent is required to contribute.

          "Parent Capital Stock" shall have the meaning set forth in Section 5.2(a)(ii).

          "Parent Common Stock" means common stock, par value $0.01 per share, of Parent.

          "Parent Contract" shall have the meaning set forth in Section 5.10(a).

          "Parent Disclosure Schedule" shall have the meaning set forth in Article V.

          "Parent Non-Subsidiary Affiliate" shall have the meaning set forth in Section 5.2(b).

          "Parent Preferred Stock" shall have the meaning set forth in Section 5.2(a)(ii).

          "Parent Recommendation" shall have the meaning set forth in Section 7.1(c).

          "Parent SEC Documents" shall have the meaning set forth in Section 5.5.

          "Parent Special Committee" means the Special Committee of the Board of Directors of Parent formed on December 12, 2002.

          "Parent Stock Option" shall have the meaning set forth in Section 3.2(a).

          "Parent Stock Plans" shall have the meaning set forth in Section 5.2(a).

          "Parent Stockholder Approval" shall have the meaning set forth in Section 5.3(a).

          "Parent Stockholders Meeting" shall have the meaning set forth in Section 5.3(a).

          "Parent Voting Agreements" shall have the meaning set forth in the recitals.

          "Pension Plan" means any Benefit Plan intended to be a "qualified" under Section 401(a) of the Code.

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          "Regulatory Law" means the HSR Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "SEC" means the U.S. Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Significant Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Stock Consideration" shall have the meaning set forth in Section 3.1(b).

          "Stock Election" shall have the meaning set forth in Section 3.1(d).

          "Stock Percentage" shall have the meaning set forth in Section 3.1(b).

          "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Superior Proposal" shall have the meaning set forth in Section 7.4(a).

          "Surviving Entity" shall have the meaning set forth in Section 2.1.

          "Taxes" means any and all federal, state, local, foreign or other taxes, fees, assessments, levies or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes on or with respect to income, franchises, windfall or other profits, net or gross receipts, property, sales, use, transfer, capital stock, intangibles, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

          "Tax Return" means any return, report or similar statement (including any related exhibits and schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated tax.

          "Termination Date" shall have the meaning set forth in Section 9.1(b).

          "Termination Fee" shall have the meaning set forth in Section 9.2(b).

          "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

ARTICLE II

THE MERGER

        Section 2.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Company shall be merged (the "Merger") with and into Parent, with Parent as the Surviving Entity in the Merger (the "Surviving Entity"), and the separate corporate existence of Company shall thereupon cease.

        Section 2.2.    Effective Time of the Merger.    The Merger will become effective as set forth in a properly executed certificate of merger duly filed with the Secretary of State of the State of Delaware (the "Certificate of Merger"), which filing shall be made on the Closing Date. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

        Section 2.3.    Effects of the Merger.    The Merger will have the effects set forth in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Company and Parent shall vest in the Surviving Entity, and all debts, liabilities and duties of Company and Parent shall become the debts, liabilities and duties of the Surviving Entity.

        Section 2.4.    Closing.    Upon the terms and subject to the conditions set forth in Article VIII and the termination rights set forth in Article IX, the closing of the transactions contemplated by this

Agreement (the "Closing") will take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m., New York city time, on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction of such conditions) set forth in Article VIII, unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "Closing Date").

        Section 2.5.    Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of the Surviving Entity shall be the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, this Agreement or by applicable law.

        Section 2.6.    By-laws.    At the Effective Time, the by-laws of the Surviving Entity shall be the by-laws of Parent, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, this Agreement or by applicable law.

        Section 2.7.    Directors and Officers.    (a) Prior to the Effective Time, Parent shall use reasonable best efforts to cause the directors comprising the full Board of Directors of Parent immediately following the Effective Time to be comprised of the ten directors as set forth on Exhibit A hereto, which exhibit shall also designate the class of director to which such director will belong. Four of the directors set forth on Exhibit A (at least three of which shall meet the definition of "independent director" under Rule 4200(a)(15) of the NASDAQ Marketplace Rules as proposed by NASDAQ to the SEC as of the Effective Time, or as finally adopted by the SEC, if such adoption has become final) shall be designees of the Company Special Committee and six of the directors set forth on Exhibit A (at least three of which meet the definition of "independent director" under Rule 4200(a)(15) of the NASDAQ Marketplace Rules as proposed by NASDAQ to the SEC as of the Effective Time, or as finally adopted by the SEC, if such adoption has become final) shall be designees of the Parent Special Committee. Prior to the Effective Time, Parent shall take all actions necessary to cause any current directors of Parent who are not set forth on Exhibit A hereto to resign from Parent's Board of Directors effective as of the Effective Time. If, prior to the Effective Time, any of the directors as set forth on Exhibit A hereto shall decline or be unable to serve as a Parent director, the Parent Special Committee (if such person was so designated by the Parent Special Committee) or the Company Special Committee (if such person was so designated by the Company Special Committee) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

        (b)  At the Effective Time, Parent shall cause the persons listed on Exhibit B hereto to be named as officers of Parent, holding the positions therein indicated; provided that if any such persons are unwilling or unable to serve in such capacities, their replacements shall be selected by the Board of Directors of Parent as constituted at the Effective Time. Parent shall also have such other officers as may be elected by the Board of Directors of Parent.

        (c)  The foregoing officers and directors of Parent shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by Parent's charter documents and applicable law.

ARTICLE III

CONVERSION OF SECURITIES

        Section 3.1.    Effect of the Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Company:

          (a)  Each share of capital stock of Company that is held by Company as treasury stock or that is owned by Parent immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no payment or distribution shall be made with respect thereto.

          (b)  Subject to Sections 3.1(a), 3.1(c) and 3.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive, at the option of the holder as contemplated by Section 3.1(d) through 3.1(f), either (i) 0.63 of a share (the "Exchange Ratio") of Parent Common Stock (the "Stock Consideration") or (ii) (x) a number of shares of Parent Common Stock equal to the product of (A) 75% (the "Stock Percentage") and (B) the Exchange Ratio and (y) an amount in cash equal to the product of (A) 25% (the "Cash Percentage"), (B) the Exchange Ratio and (C) the Parent Average Closing Price (collectively, the "Cash-Stock Consideration" and, together with the Stock Consideration, the "Merger Consideration"). All of the shares of Parent Common Stock to be issued as Merger Consideration shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.1(b) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Company Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled all in accordance with this Article III upon the surrender of such Company Certificate.

          (c)  If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock or Parent Common Stock, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d)  Subject to the provisions of this Section 3.1, each record holder of shares of Company Common Stock outstanding immediately prior to the Effective Time to be converted in the Merger pursuant to Section 3.1(b) will be entitled to elect for each share of Company Common Stock held by the holder to receive either (i) the Cash-Stock Consideration ("Cash-Stock Election") or (ii) the Stock Consideration ("Stock Election"). All Cash-Stock Elections and Stock Elections shall be unconditional and made on a form designed for that purpose and mutually agreeable to Parent and Company (a "Form of Election"). Any holder of Company Common Stock who fails to properly make a Cash-Stock Election or Stock Election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have made a Stock Election with respect to such holder's shares and will receive for such Company Common Stock the Stock Consideration.

          (e)  Company shall use all reasonable best efforts to cause copies of the Form of Election (which shall contain a Letter of Transmittal) to be mailed with the Joint Proxy Statement/Prospectus to the record holders of Company Common Stock (other than holders of Dissenting Shares) as of the record date for the Company Stockholders Meeting and to make the Form of

  Election available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline. A properly completed Form of Election must be received by the Exchange Agent by 5:00 p.m., New York City time, on the second Business Day preceding the Closing Date (the "Election Deadline"), which day shall be publicly announced by Parent as soon as practicable, but in no event less than five Business Days prior to the Election Deadline, in order to be effective. An election by a holder of Company Common Stock shall be validly made only if the Exchange Agent shall have timely received a Form of Election properly completed and executed (with the signature or signatures thereon guaranteed as required by the Form of Election) by that stockholder accompanied, in the case of shares of Company Common Stock that are not held in book entry form, either by the Company Certificate or Company Certificates representing all of the shares of Company Common Stock owned by that stockholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Company, or by an appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States; provided that such Company Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery. For shares of Company Common Stock that are held in book entry form, Parent shall establish procedures for the delivery of such shares of Company Common Stock, which procedures shall be reasonably acceptable to the Company. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. Any holder of shares of Company Common Stock who has made an election may at any time prior to the Election Deadline change its election by submitting a properly completed revised Form of Election, to the Exchange Agent prior to the Election Deadline. Any holder of shares of Company Common Stock may at any time prior to the Election Deadline revoke the election and withdraw the Company Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline.

          (f)    Notwithstanding anything in this Article III to the contrary, Parent shall have the right in its sole discretion and by the giving of one Business Day notice to Company, to increase the Stock Percentage and decrease the Cash Percentage (provided that the Stock Percentage plus the Cash Percentage equals 100%) on a pro rata basis among all holders electing the Cash-Stock Election such that the entire aggregate portion of the Merger Consideration consisting of cash (including cash in lieu of fractional shares) shall be no greater than 50.0% of the total value of the Merger Consideration on the Closing Date.

        Section 3.2.    Stock Options.    (a) Each option to purchase Company Common Stock (a "Company Stock Option") granted under Company Stock Plans that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted (as so converted, a "Company Converted Option"), at the Effective Time and subject to the immediately following sentence, into an option to purchase shares of Parent Common Stock (a "Parent Stock Option"), on the same terms and conditions as were applicable under the Company Stock Option. The number of shares of Parent Common Stock subject to each such Parent Stock Option shall be the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Stock Option shall have an exercise price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code as of the Effective Time applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

        (b)  Prior to the Effective Time, Company shall take all necessary action for the adjustment of Company Converted Options pursuant to this Section 3.2, including obtaining all necessary consents. As soon as practicable, but in no event more than ten Business Days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor, or if Form S-8 is not available, other appropriate, forms) with respect to the shares of Parent Common Stock subject to Company Converted Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        Section 3.3.    Exchange Agent; Exchange Fund.    Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, or a subsidiary thereof, reasonably acceptable to Company, to act as exchange agent hereunder for the purpose of exchanging Company Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, (a) certificates representing shares of Parent Common Stock and (b) cash, to be issued and paid pursuant to Sections 3.1(b) and 3.7 in exchange for outstanding shares of Company Common Stock upon due surrender of Company Certificates pursuant to this Article III. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and cash in lieu of fractional shares to be paid pursuant to Section 3.7) will hereinafter be referred to as the "Exchange Fund."

        Section 3.4.    Exchange Procedures.    As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate immediately prior to the Effective Time (other than Company Certificates representing Dissenting Shares) that has not timely submitted a properly completed and executed Form of Election accompanied by an appropriately endorsed Certificate or Certificates representing all of the shares of Company Common Stock owned by that stockholder (or, alternatively, by an appropriate guarantee of delivery) (a) a letter of transmittal (the "Letter of Transmittal") that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and which Letter of Transmittal shall be in customary form and have such other provisions as Parent or Company may reasonably specify (such letter to be reasonably acceptable to Company and Parent prior to the Effective Time) and (b) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Company Certificate to the Exchange Agent together with such Letter of Transmittal or the Form of Election pursuant to Section 3.1(e), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) shares of Parent Common Stock (which shall be in uncertificated book-entry form, unless a physical certificate is requested by such holder or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1(b) (after taking into account all shares of Company Common Stock then held by such holder), (ii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to Section 3.1 and (iii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to the provisions of this Article III other than Section 3.1, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.7 and dividends and other distributions pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to the provisions of this Article III. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock pursuant to Section 3.1, a check in the proper amount of cash comprising the Cash-Stock Consideration pursuant to Section 3.1, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.5, may be issued with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        Section 3.5.    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.7 until such holder shall surrender such Company Certificate in accordance with Section 3.4. Subject to the effect of applicable laws, following the later of the surrender of any such Company Certificate and the Effective Time, there shall be paid to the record holder thereof without interest, (a) promptly after such time, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent thereto and to such surrender payable with respect to such shares of Parent Common Stock.

        Section 3.6.    No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.5 or 3.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

        Section 3.7.    No Fractional Shares of Parent Common Stock.    No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Company Certificates (determined after taking into account all Company Certificates delivered by such holder) shall be paid upon such surrender cash (without interest) in an amount equal to the value (determined with reference to the Parent Average Closing Price) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration.

        Section 3.8.    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Certificates one year after the Effective Time shall, at Parent's request, be delivered to Parent or otherwise on the instruction of Parent, and any holders of Company Certificates who have not theretofore complied with this Article III shall after such delivery look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.4, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 3.7 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 3.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        Section 3.9.    No Liability.    None of Parent, Company or the Exchange Agent will be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 3.10.    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Company stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Parent.

        Section 3.11.    Lost Certificates.    If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

        Section 3.12.    Withholding Rights.    Parent or its agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines it should deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent.

        Section 3.13.    Stock Transfer Books.    The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificates presented to the Exchange Agent, Parent or the Surviving Entity for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as disclosed in a section of the Company disclosure schedule delivered to Parent concurrently herewith (the "Company Disclosure Schedule") corresponding to the section of this

Article IV to which such disclosure applies, Company hereby represents and warrants to Parent as follows:

        Section 4.1.    Corporate Organization.    (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. True and complete copies of the certificate of incorporation and the by-laws of Company, as in effect as of the date of this Agreement, have previously been made available by Company to Parent.

        (b)  Each Subsidiary of Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        Section 4.2.    Capitalization.    (a) The authorized capital stock of Company consists of (i) 100,000,000 shares of Company Common Stock, of which none are held by a Subsidiary of Company and, as of April 3, 2003, 55,722,638 shares were issued and outstanding and 457,700 shares were held in treasury and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Company ("Company Preferred Stock," together with the Company Common Stock, the "Company Capital Stock"), of which no shares are issued and outstanding. From April 3, 2003 to the date of this Agreement, no shares of Company Capital Stock have been issued, except pursuant to employee and director stock plans of Company in effect as of the date hereof (the "Company Stock Plans"). Except pursuant to the terms of options, stock and restricted units issued pursuant to Company Stock Plans and outstanding as of the date hereof or issued thereafter as expressly permitted hereby, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of Company or any securities of Company representing the right to purchase or otherwise receive any shares of Company Capital Stock. As of April 3, 2003, no shares of Company Capital Stock were reserved for issuance, except for 2,437,625 shares of Company Common Stock reserved for issuance upon the exercise of stock options pursuant to the Company Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Company 2002 10-K. Company has no Voting Debt issued or outstanding. There are no outstanding contractual obligations of Company or any Subsidiary of Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Subsidiary of Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To the knowledge of Company, there are no irrevocable proxies and no voting agreements with respect to any shares of Company Capital Stock or other voting securities of Company or any of its Subsidiaries.

        (b)  Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the Company Disclosure Schedule sets forth a list of each investment of Company in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which, individually or taken together in the aggregate, would be considered a Significant Subsidiary if such investment constituted control of such entity (each a "Company Non-Subsidiary Affiliate").

        (c)  Section 4.2(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the holder of the Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires; and (vi) whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration.

        Section 4.3.    Authority; No Violation.    (a) Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has directed that this Agreement be submitted to Company stockholders for approval at a meeting of Company stockholders duly called for the purpose of approving this Agreement and the Merger (the "Company Stockholders Meeting"), and, except for the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), no other corporate proceedings on the part of Company are necessary to approve this Agreement and the Merger and to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms.

        (b)  Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby nor compliance by Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws or equivalent organizational document of Company or its Subsidiaries, each as amended, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) conflict with or violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company, any of its Subsidiaries or Company Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Company, any of its Subsidiaries or Company Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company, any of its Subsidiaries or Company Non-Subsidiary Affiliates is a party, or by which any of them or any of their respective properties or assets is or may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches, defaults, losses, terminations, cancellations or accelerations of Liens, which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity.

        Section 4.4.    Consents and Approvals.    Except for (a) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (b) the filing of any other required applications or notices with any state or foreign agencies and approval of such applications and notices (the "Other Required Governmental Approvals"), (c) the filing with the SEC of a joint proxy statement/prospectus relating to the matters to be submitted to Parent's stockholders at the Parent Stockholders Meeting and to Company's stockholders at the Company Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"), (d) the filing of the Certificate of Merger, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Parent Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to the foregoing clauses (b) though (f) being referred to as "Necessary Approvals") and (g) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity, no consents or approvals of or filings or registrations with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") are necessary in connection with (i) the execution and delivery by Company of this Agreement, (ii) the performance by Company of its obligations under this Agreement and (iii) the consummation by Company of the transactions contemplated by this Agreement.

        Section 4.5.    Financial Reports and SEC Documents.    (a) Company has filed with the SEC all reports, registration statements, definitive proxy statements or information statements required to be filed by Company or any of its Subsidiaries since January 1, 2000 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Company SEC Documents"), each of which, in the form filed, or to be filed, (a) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and (b) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b)  Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company's filings with the SEC and other public disclosure documents. Company is in compliance with the applicable listing rules of the NASDAQ National Market and has not since December 31, 2002 received any notice from the NASDAQ National Market asserting any non-compliance with such rules.

        (c)  Each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present in all material respects the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Company is not party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

        (d)  Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section 4.6.    Absence of Undisclosed Liabilities.    Except as disclosed in the audited financial statements (or notes thereto) included in the Company 2002 10-K, neither Company nor any of its Subsidiaries had at December 31, 2002, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are accrued or reserved against in the financial statements in the Company 2002 10-K or reflected in the notes thereto or (b) were incurred in the ordinary course of business consistent with past practices which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company.

        Section 4.7.    Absence of Certain Changes or Events.    (a) Since December 31, 2002, except as set forth in Company SEC Documents filed prior to the date hereof, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

        (b)  Since December 31, 2002, neither Company nor any of its Subsidiaries has taken any action of the type described in Section 6.1 hereof which, had such action been taken after the date of this Agreement, would be in violation of Section 6.1 hereof.

        Section 4.8.    Legal Proceedings.    There is no claim, suit, action or proceeding or investigation pending or, to the knowledge of Company, threatened, against or affecting Company or any of its Subsidiaries which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

        Section 4.9.    Compliance with Applicable Law.    Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity applicable to Company or any of its Subsidiaries or any of their respective properties or assets, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

        Section 4.10.    Contracts.    (a) Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practices, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Company, the Surviving Entity or any of their respective Subsidiaries to any director officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents filed prior to the date hereof or (iv) which materially restricts the conduct of any line of business by Company or otherwise restricts the operation of the business of Company or its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Parent or the Surviving Entity to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 4.10, whether or not set forth in the Company Disclosure Schedule or in such Company SEC Documents, is referred to herein as a "Company Contract."

        (b)  (i) Each Company Contract is valid and binding on Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, and (iii) neither Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

        Section 4.11.    Environmental Liability.    Except for such matters that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company: (a) Company and its Subsidiaries have complied with all applicable Environmental Laws; (b) there has been no release or threat of release of any Hazardous Substance at, to, under, on or from any property currently owned, leased, or operated by Company or its Subsidiaries, as a result of the operations of Company, or, to the knowledge of Company, otherwise; (c) there was no release or threat of release of any Hazardous Substance at, to, under, on or from any property formerly owned, leased or operated by Company or its Subsidiaries during the period of ownership, lease or operation by Company or its Subsidiaries, or their predecessors as a result of the operations of Company, or, to the knowledge of Company, otherwise; (d) neither Company nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) neither Company nor its Subsidiaries has received any notice, demand, claim, summons, request for information, or other notice alleging that Company or its Subsidiaries may be in violation of or liable under any Environmental Law; (f) neither Company nor its Subsidiaries is subject to any orders, agreements, decrees, judgments, writs or injunctions of, or arrangements with, any court, governmental authority or regulatory agency or is subject to any indemnity or other agreement with any third party, in each case relating to liability or an obligation under any Environmental Law or relating to Hazardous Substances; and (g) to the knowledge of Company, there are no conditions involving Company or its Subsidiaries or their predecessors that could reasonably be expected to result in any legal, administrative, arbitral, or other proceedings, claims, actions, causes of action, liabilities, obligations, investigations or costs, or any restrictions on the ownership, use or transfer of any property of the Company or its Subsidiaries, arising under any Environmental Law.

        Section 4.12.    Benefit Plans.    (a) Section 4.12(a) of the Company Disclosure Schedule includes a complete list of all Company Benefit Plans.

        (b)  Company has delivered or made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Department of Labor with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan, (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Company Benefit Plan (including insurance contracts associated with every Company Benefit Plan regardless of whether any current cash value exists) and (vi) the most recent determination letter from the Internal Revenue Service, if any.

        (c)  Each Company Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with the applicable provisions of ERISA, the Code, all other law applicable to Company or any Company Benefit Plan.

        (d)  All Company Benefit Plans that are Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or a timely application therefore has been filed or will be filed, to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification.

        (e)  None of Company, any Subsidiary of Company or any other ERISA Affiliate of Company has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

        (f)    Neither Company nor any Subsidiary of Company has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under any Company Benefit Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (g)  All contributions or premiums owed by Company or any Subsidiary of Company with respect to Company Benefit Plans under law, contract or otherwise have been made in full and on a timely basis.

        (h)  To Company's knowledge, no Company Benefit Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Section 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available and which resulted in the imposition of a material tax.

        (i)    There are no pending or, to Company's knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Company Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Company, any Subsidiary of Company or any employee or administrator thereof in connection with the existence, operation or administration of a Company Benefit Plan, other than routine claims for benefits.

        (j)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or other agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of Company or any Subsidiary of Company. No payments or benefits under any Company Benefit Plan or other agreement would result in an "excess parachute payment" under Section 280G of the Code.

        (k)  All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        Section 4.13.    Intellectual Property.    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (a) Company and each of its Subsidiaries solely own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (b) to the knowledge of Company, Company and each of its Subsidiaries do not infringe on or otherwise violate the Intellectual Property rights of any third party and are not aware of any basis for such infringement or violation, (c) to the knowledge of Company, no third party is infringing on or otherwise violating the Intellectual Property rights of Company or its Subsidiaries, (d) neither Company nor its Subsidiaries has received any written notice that alleges Company or its Subsidiaries of infringing any third party Intellectual Property rights used in and necessary for the conduct of Company's or its Subsidiaries' business as it is currently conducted and Company or its Subsidiaries are not aware of any basis for such claim, (e) no Intellectual Property is being used, pursued, or enforced by Company or its Subsidiaries in a manner that would reasonably by expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of Company's or its Subsidiaries' respective business as it is currently conducted, (f) to the knowledge of Company, no patent owned by Company or its Subsidiaries is subject to any third-party challenge to validity, enforceability, or claim construction, and no trademark owned by Company or its Subsidiaries is subject to any third party challenge to validity or enforceability, and Company has no knowledge of any basis for such action, (g) all current and former officers and employees of Company and its Subsidiaries have executed and delivered to Company an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons, substantially in the form as set forth in Section 4.13(g) of the Company Disclosure Schedule, and (h) all current and former consultants and independent contractors to Company and its Subsidiaries involved in the development, modification, marketing and servicing of any Company products or Company Intellectual Property have executed and delivered to Company an agreement regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons.

        Section 4.14.    State Takeover Laws; Rights Plan.    Company is not subject to Section 203 of the DGCL or any other applicable state takeover laws and no such state takeover laws will apply to this Agreement, the Parent Voting Agreements or any of the transactions contemplated hereby or thereby. The Company does not have a "stockholder rights plan" or other arrangement of similar effect.

        Section 4.15.    Opinion of Financial Advisor.    The Company Special Committee has received the opinion of J.P. Morgan & Company, dated the date hereof, to the effect that the Merger Consideration to be received by holders of Company Common Stock (other than Company stockholders entering into the Parent Voting Agreements and their Affiliates) in the Merger is fair to such stockholders from a financial point of view.

        Section 4.16.    Board Approval.    The Board of Directors of Company and the Company Special Committee each have, at respective meetings duly called and held, by unanimous vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Company and its stockholders, (b) approved (or, in the case of the Company Special Committee, recommended approval of) this Agreement and the Parent Voting Agreements and (c) recommended that holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

        Section 4.17.    Broker's Fees.    Neither Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to J.P. Morgan & Company.

        Section 4.18.    Taxes.    (a) Each of Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects; (b) each of Company and its Subsidiaries has duly and timely paid all Taxes required to be paid by it; (c) each of Company and its Subsidiaries has withheld and paid over all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, and has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes; (d) Company and its Subsidiaries have made adequate provision for all Taxes payable by them for which no Tax Return has yet been filed; (e) the charges, accruals and reserves for Taxes with respect to Company and its Subsidiaries reflected in the Company SEC Documents are adequate under GAAP to cover (i) the Tax liabilities accruing through the date of such filing, (ii) all deficiencies in Taxes through the date of such filing that have been asserted, proposed or threatened in writing, and (iii) any Taxes for which Company or any of its Subsidiaries may be liable through the date of such filing; (f) there are no audits, examinations, investigations, deficiencies, claims, actions, suits or other proceedings in respect of Taxes in progress or pending or, to the knowledge of Company, threatened, against or with respect to Company or any Subsidiary of Company; (g) there are no liens for Taxes upon the assets of Company or any Subsidiary of Company, other than liens for Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings; (h) neither Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which have not since been filed, nor executed or entered into any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which Company or any Subsidiary would be liable, which period has not since expired, or any agreement or consent to waive an applicable statute of limitations with respect to Taxes or Tax Returns; (i) the consolidated federal income Tax Returns of Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1998; (j) neither Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract or otherwise; (k) neither Company nor any Subsidiary of Company is a party to any agreement, contract, plan or arrangement (with any Person other than Company and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes; (l) no claim has ever been made by any taxing authority with respect to Company or any of its Subsidiaries in a jurisdiction where Company or such Subsidiary does not file Tax Returns that Company or the Subsidiary is or may be subject to taxation by that jurisdiction; (m) Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii); (n) none of the Subsidiaries of Company qualifies or has qualified at any time as a "passive foreign investment company" within the meaning of Section 1297(a) of the Code; (o) Company is not a "collapsible corporation" within the meaning of Section 341(b)(1) of the Code, and neither Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries; (p) Company has not

constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger and (q) neither Company nor any of its Subsidiaries knows of any fact or circumstance or has taken, or failed to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 4.19.    Form S-4; Joint Proxy Statement/Prospectus.    None of the information to be supplied by Company or its Subsidiaries for inclusion in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the filing of the Form S-4 and the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply, as of the date of filing, in the case of the Form S-4, and the date of mailing, in the case of the Joint Proxy Statement/Prospectus, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Company with respect to information supplied by Parent for inclusion therein.

        Section 4.20.    Labor Relations; Collective Bargaining Agreements.    Neither Company nor any Subsidiary of Company is a party to any collective bargaining or other labor union contract applicable to persons employed by Company or any Subsidiary of Company, and no collective bargaining agreement or other labor union contract is being negotiated by Company or any Subsidiary of Company. No labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Company, (a) there is no labor dispute, strike, slowdown or work stoppage against Company or any Subsidiary of Company pending or, to the knowledge of Company, threatened against Company or any Subsidiary of Company and (b) no unfair labor practice or labor charge or complaint has occurred with respect to Company or any Subsidiary of Company. Company and every Subsidiary of Company has complied in all material respects with all provisions of applicable law pertaining to the employment of employees, including such laws relating to labor relations, equal employment, fair employment practices, immigration, workers' compensation, terms and conditions of employment, employee classification, wages, hours of work, equal opportunity and occupational health and safety.

        Section 4.21.    Transactions with Affiliates.    No director, officer or other Affiliate or Associate (or member of his or her immediate family) of Company, any Subsidiary of Company or any company or business acquired by Company since January 1, 2000 and no entity in which, to the knowledge of Company, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than less than 1% of a publicly held corporation) (a) is a party to any contract, arrangement, commitment or understanding with, or relating to the business or operations of, Company or any Subsidiary of Company; (b) is a party to any contract, arrangement, commitment or understanding for or relating to indebtedness of Company or any Subsidiary of Company; or (c) owns or has the right to use any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Company or any Subsidiary of Company.

        Section 4.22.    Insurance.    Neither Company nor any Subsidiary of Company has received notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee and each of Company and such Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Company or any Subsidiary of Company as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Company or any Subsidiary.

        Section 4.23.    Title to Assets; Real Property.    Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the balance sheet contained in the Company 2002 10-K or acquired after December 31, 2002 (other than assets disposed of since December 31, 2002 in the ordinary course of business consistent with past practices), in each case free and clear of all Liens, except for (a) Liens for Taxes accrued but not yet payable, (b) Liens arising as a matter of law in the ordinary course of business consistent with past practices with respect to obligations incurred after December 31, 2002; provided that the obligations secured by such Liens are not delinquent and (c) such title defects, liens, encumbrances and restrictions, if any, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Section 4.23 of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by Company or a Subsidiary of Company. Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

        Section 4.24.    Loans.    Company has not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Company or (ii) materially modified any term of any such extension or maintenance of credit. Section 4.24 of the Company Disclosure Schedule identifies any extension of credit maintained by Company or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        Section 4.25.    Inventory.    The inventories shown on Company's balance sheet contained in the Company 2002 10-K or acquired after December 31, 2002 were acquired and maintained in the ordinary course of business consistent with past practices, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business consistent with past practices. Since December 31, 2002, adequate provision has been made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

        Section 4.26.    Disclosure.    No representation, warranty, statement or covenant made by Company in this Agreement or in the Company Disclosure Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as disclosed in a section of the Parent disclosure schedule delivered to Company concurrently herewith (the "Parent Disclosure Schedule") corresponding to the subsection of this Article V to which such disclosure applies, Parent hereby represents and warrants to Company as follows:

        Section 5.1.    Corporate Organization.    (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the certificate of incorporation and by-laws of Parent, each as in effect as of the date of this Agreement, have previously been made available by Parent to Company.

        (b)  Each Subsidiary of Parent (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        Section 5.2.    Capitalization.    (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which, as of April 3, 2003, 54,550,731 shares were issued and outstanding and 457,200 shares were held in treasury and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Parent (the "Parent Preferred Stock," together with the Parent Common Stock, the "Parent Capital Stock"), of which no shares are issued and outstanding. From April 3, 2003 to the date of this Agreement, no shares of Parent Capital Stock have been issued, except pursuant to employee and director stock plans of Parent in effect as of the date hereof (the "Parent Stock Plans"). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to Parent Stock Plans, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Capital Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Capital Stock. As of April 3, 2003, no shares of Parent Capital Stock were reserved for issuance, except for 494,792 shares of Parent Common Stock reserved for issuance upon the exercise of stock options pursuant to the Parent Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Parent 2002 10-K. Parent has no Voting Debt issued or outstanding. There are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or any capital stock of any Subsidiary of Parent or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To the knowledge of Parent, there are no irrevocable proxies and no voting agreements with respect to any shares of Parent Capital Stock or other voting securities of Parent or any of its Subsidiaries.

        (b)  Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 5.2(b) of the Parent Disclosure Schedule sets forth a list of each investment of

Parent in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which, individually or taken together in the aggregate, would be considered a Significant Subsidiary if such investment constituted control of such entity (each a "Parent Non-Subsidiary Affiliate").

        Section 5.3.    Authority; No Violation.    (a) Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the issuance of Parent Common Stock pursuant to this Agreement be submitted to Parent stockholders for approval at a meeting of Parent stockholders duly called for the purpose of approving this Agreement, the Merger and the issuance of Parent Common Stock pursuant to this Agreement (the "Parent Stockholders Meeting"), and, except for the approval of this Agreement and the Merger by the affirmative vote of holders of a majority of the outstanding shares of Parent, and the approval of the issuance of Parent Common Stock in the Merger by majority vote at a meeting of Parent's stockholders at which a quorum is present (the "Parent Stockholder Approval"), no other corporate proceedings on the part of Parent is necessary to approve this Agreement and the Merger and to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Company) constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

        (b)  Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws or equivalent organizational documents of Parent or its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) conflict with or violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or Parent Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries or Parent Non-Subsidiary Affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Parent or any of its Subsidiaries or Parent Non-Subsidiary Affiliates is a party, or by which any of them or any of their properties or assets is or may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults, losses, terminations, cancellations or accelerations of Liens, which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.4.    Consents and Approvals.    Except for (a) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (b) the Other Required Governmental Approvals, (c) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4, (d) the filing of the Certificate of Merger, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (g) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent of this Agreement, (ii) the performance by Parent of its obligations under this Agreement and (iii) the consummation by Parent of the transactions contemplated by this Agreement.

        Section 5.5.    Financial Reports and SEC Documents.    (a) Parent has filed with the SEC all reports, registration statements, definitive proxy statements or information statements required to be filed by Parent or any of its Subsidiaries since January 1, 2000 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Parent SEC Documents"), each of which, in the form filed, or to be filed, (a) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and (b) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b)  Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Parent's filings with the SEC and other public disclosure documents. Parent is in compliance with the applicable listing rules of the NASDAQ National Market and has not since December 31, 2002 received any notice from the NASDAQ National Market asserting any non-compliance with such rules.

        (c)  Each of the balance sheets contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present in all material respects the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Parent is not a party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

        (d)  Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section 5.6.    Absence of Undisclosed Liabilities.    Except as disclosed in the audited financial statements (or notes thereto) included in the Parent 2002 10-K, neither Parent nor any of its Subsidiaries had at December 31, 2002, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are accrued or reserved against in the financial statements in the Parent 2002 10-K or reflected in the notes thereto or (b) were incurred in the ordinary course of business consistent with past practices, which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.7.    Absence of Certain Changes or Events.    (a) Since December 31, 2002, except as set forth in Parent SEC Documents filed prior to the date hereof, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

        (b)  Since December 31, 2002, neither Parent nor any of its Subsidiaries has taken any action of the type described in Section 6.2 hereof which, had such action been taken after the date of this Agreement, would be in violation of Section 6.2 hereof.

        Section 5.8.    Legal Proceedings.    There is no claim, suit, action or proceeding or investigation pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

        Section 5.9.    Compliance with Applicable Law.    Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.10.    Contracts.    (a) Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practices, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Company, the Surviving Entity or any of their respective Subsidiaries to any director officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Documents filed prior to the date hereof or (iv) which materially restricts the conduct of any line of business by Parent or otherwise restricts the operation of the business of Parent or its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Parent or the Surviving Entity to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 5.10, whether or not set forth in the Parent Disclosure Schedule or in such Parent SEC Documents, is referred to herein as a "Parent Contract."

        (b)  (i) Each Parent Contract is valid and binding on Parent and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each

Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, and (iii) neither Parent nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.11.    Environmental Liability.    Except for such matters that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent: (a) Parent and its Subsidiaries has complied with all applicable Environmental Laws; (b) there has been no release or threat of release of any Hazardous Substance at, to, under, on or from any property currently owned, leased, or operated by the Parent or its Subsidiaries, as a result of the operations of Parent, or, to the knowledge of Parent, otherwise; (c) there was no release or threat of release of any Hazardous Substance at, to, under, on or from any property formerly owned, leased or operated by the Parent or its Subsidiaries during the period of ownership, lease or operation by the Parent or its Subsidiaries or their predecessors, as a result of the operations of Parent, or, to the knowledge of Parent, otherwise; (d) neither Parent nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) neither Parent nor its Subsidiaries has received any notice, demand, claim, summons, request for information, or other notice alleging that the Parent or its Subsidiaries may be in violation of or liable under any Environmental Law; (f) neither Parent nor its Subsidiaries are subject to any orders, agreements, decrees, judgments, writs or injunctions of, or arrangements with, any court, governmental authority or regulatory agency or is subject to any indemnity or other agreement with any third party, in each case relating to liability or an obligation under any Environmental Law or relating to Hazardous Substances; and (g) to the knowledge of Parent, there are no conditions involving Parent or its Subsidiaries or their predecessors that could reasonably be expected to result in any legal, administrative, arbitral, or other proceedings, claims, actions, causes of action, liabilities, obligations, investigations or costs, or any restrictions on the ownership, use or transfer of any property of Parent or its Subsidiaries, arising under any Environmental Law.

        Section 5.12.    Benefit Plans.    (a) Section 5.12(a) of the Parent Disclosure Schedule includes a complete list of all Parent Benefit Plans.

        (b)  Parent has delivered or made available to Company true, complete and correct copies of (i) each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Department of Labor with respect to each Parent Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Parent Benefit Plan, (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Parent Benefit Plan (including insurance contracts associated with every Parent Benefit Plan regardless of whether any current cash value exists) and (vi) the most recent determination letter from the Internal Revenue Service, if any.

        (c)  Each Parent Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with the applicable provisions of ERISA, the Code, all other law applicable to Parent or any Parent Benefit Plan.

        (d)  All Parent Benefit Plans that are Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or a timely application therefore has been filed or will be filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and

501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification.

        (e)  None of Parent, nor any Subsidiary of Parent or any ERISA Affiliate of Parent has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

        (f)    Neither Parent nor any Subsidiary of Parent has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Parent Benefit Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (g)  All contributions or premiums owed by Parent or any Subsidiary of Parent with respect to Parent Benefit Plans under law, contract or otherwise have been made in full and on a timely basis.

        (h)  To Parent's knowledge, no Parent Benefit Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Section 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available and which resulted in the imposition of a material tax.

        (i)    There are no pending or, to Parent's knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Parent Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Parent, any Subsidiary of Parent or any employee or administrator thereof in connection with the existence, operation or administration of a Parent Benefit Plan, other than routine claims for benefits.

        (j)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any Parent Benefit Plan or other agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of Parent or any Subsidiary of Parent. No payments or benefits under any Parent Benefit Plan or other agreement would result in an "excess parachute payment" under Section 280G of the Code.

        (k)  All Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        Section 5.13.    Intellectual Property.    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (a) Parent and each of its Subsidiaries solely own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (b) to the knowledge of Parent, Parent and each of its Subsidiaries do not infringe on or otherwise violate the Intellectual Property rights of any third party and are not aware of any basis for such infringement or violation, (c) to the knowledge of Parent, no third party is infringing on or otherwise violating the Intellectual Property rights of Parent or its Subsidiaries, (d) neither Parent nor its Subsidiaries has received any written notice that alleges Parent or its Subsidiaries of infringing any third party Intellectual Property rights used in and necessary for the conduct of Parent's or its Subsidiaries' business as it is currently conducted and Parent or its Subsidiaries are not aware of any basis for such claim, (e) no Intellectual Property is being used, pursued, or enforced by Parent or its Subsidiaries in a manner that would reasonably by expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of Parent's or its Subsidiaries' respective business as it is currently conducted, (f) to the knowledge of Parent, no patent owned by Parent or its Subsidiaries is subject to any third-party challenge to validity, enforceability, or claim construction, and no trademark owned by Parent or its Subsidiaries is subject to any third party challenge to validity or enforceability, and Parent has no knowledge of any basis for such action, (g) all current and former officers and employees of Parent and its Subsidiaries have executed and delivered to Parent an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Parent of any Intellectual Property arising from services performed for Parent by such persons, substantially in the form as set forth in Section 5.13(g) of the Parent Disclosure Schedule, and (h) all current and former consultants and independent contractors to Parent and its Subsidiaries involved in the development, modification, marketing and servicing of any Parent products or Parent Intellectual Property have executed and delivered to Parent an agreement regarding the protection of proprietary information and the assignment to Parent of any Intellectual Property arising from services performed for Parent by such persons.

        Section 5.14.    State Takeover Laws.    Parent is not subject to Section 203 of the DGCL or any other applicable state takeover laws and no such state takeover laws will apply to this Agreement, the Company Voting Agreements or any of the transactions contemplated hereby or thereby.

        Section 5.15.    Opinion of Financial Advisor.    The Parent Special Committee has received the opinion of Bear, Stearns & Co., Inc., dated the date hereof, to the effect that the Merger Consideration is fair to Parent and its stockholders (other than Parent stockholders entering into the Company Voting Agreements and their Affiliates) from a financial point of view.

        Section 5.16.    Board Approval.    The Board of Directors of Parent and the Parent Special Committee each have, at respective meetings duly called and held, by unanimous vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (b) approved (or, in the case of the Parent Special Committee, recommended approval of) this Agreement and the Company Voting Agreements and (c) recommended that holders of Parent Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock pursuant to this Agreement.

        Section 5.17.    Broker's Fees.    Neither Parent nor any of its Subsidiaries nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Bear, Stearns & Co., Inc.

        Section 5.18.    Taxes.    (a) Each of Parent and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects; (b) each of Parent and its Subsidiaries has duly and timely paid all Taxes required to be paid by it; (c) each of Parent and its Subsidiaries has withheld and paid over all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, and has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes; (d) Parent and its Subsidiaries have made adequate provision for all Taxes payable by them for which no Tax Return has yet been filed; (e) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected in the Parent SEC Documents are adequate under GAAP to cover (i) the Tax liabilities accruing through the date of such filing, (ii) all deficiencies in Taxes through the date of such filing that have been asserted, proposed or threatened in writing, and (iii) any Taxes for which Parent or any of its Subsidiaries may be liable through the date of such filing; (f) there are no audits, examinations, investigations, deficiencies, claims, actions, suits or other proceedings in respect of Taxes in progress or pending or, to the knowledge of Parent, threatened, against or with respect to Parent or any Subsidiary of Parent; (g) there are no liens for Taxes upon the assets of Parent or any Subsidiary of Parent, other than liens for Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings; (h) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, nor executed or entered into any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which Parent or any Subsidiary would be liable, which period has not since expired, or any agreement or consent to waive an applicable statute of limitations with respect to Taxes or Tax Returns; (i) the consolidated federal income Tax Returns of Parent have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1998; (j) neither Parent nor any of its Subsidiaries has any liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract or otherwise; (k) neither Parent nor any Subsidiary of Parent is a party to any agreement, contract, plan or arrangement (with any Person other than Parent and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes; (l) no claim has ever been made by any taxing authority with respect to Parent or any of its Subsidiaries in a jurisdiction where Parent or such Subsidiary does not file Tax Returns that Parent or the Subsidiary is or may be subject to taxation by that jurisdiction and (m) neither Parent nor any of its Subsidiaries knows of any fact or circumstance or has taken, or failed to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.19.    Form S-4; Joint Proxy Statement/Prospectus.    None of the information to be supplied by Parent or its Subsidiaries for inclusion in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the filing of the Form S-4 and the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply, as of the date of filing, in the case of the Form S-4, and the date of mailing, in the case of the Joint Proxy Statement/Prospectus, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied by Company for inclusion therein.

        Section 5.20.    Labor Relations; Collective Bargaining Agreements.    Neither Parent nor any Subsidiary of Parent is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Subsidiary of Parent, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any Subsidiary of Parent. No labor organization or group of employees of Parent or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Parent, (a) there is no labor dispute, strike, slowdown or work stoppage against Parent or any Subsidiary of Parent pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent and (b) no unfair labor practice or labor charge or complaint has occurred with respect to Parent or any Subsidiary of Parent. Parent and every Subsidiary of Parent has complied in all material respects with all provisions of applicable law pertaining to the employment of employees, including such laws relating to labor relations, equal employment, fair employment practices, immigration, workers' compensation, terms and conditions of employment, employee classification, wages, hours of work, equal opportunity and occupational health and safety.

        Section 5.21.    Transactions with Affiliates.    No director, officer or other Affiliate or Associate (or member of his or her immediate family) of Parent, any Subsidiary of Parent or any company or business acquired by Parent since January 1, 2000 and no entity in which, to the knowledge of Parent, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than less than 1% of a publicly held corporation) (a) is a party to any contract, arrangement, commitment or understanding with, or relating to the business or operations of, Parent or any Subsidiary of Parent; (b) is a party to any contract, arrangement, commitment or understanding for or relating to indebtedness of Parent or any Subsidiary of Parent; or (c) owns or has the right to use any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Parent or any Subsidiary of Parent.

        Section 5.22.    Insurance.    Neither Parent nor any Subsidiary of Parent has received notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming Parent, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee and each of Parent and such Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Parent or any Subsidiary of Parent as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Parent or any Subsidiary.

        Section 5.23.    Title to Assets; Real Property.    Parent and each of its Subsidiaries have good and marketable title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the balance sheet contained in the Parent 2002 10-K or acquired after December 31, 2002 (other than assets disposed of since December 31, 2002 in the ordinary course of business consistent with past practices), in each case free and clear of all Liens, except for (a) Liens for Taxes accrued but not yet payable; (b) Liens arising as a matter of law in the ordinary course of business consistent with past practices with respect to obligations incurred after December 31, 2002, provided that the obligations secured by such Liens are not delinquent; and (c) such title defects, liens, encumbrances and restrictions, if any, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Section 5.23 of the Parent Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by Parent or a Subsidiary of Parent. Parent and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

        Section 5.24.    Loans.    Parent has not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent or (ii) materially modified any term of any such extension or maintenance of credit. Section 5.24 of the Parent Disclosure Schedule identifies any extension of credit maintained by Parent or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        Section 5.25.    Inventory.    The inventories shown on Parent's balance sheet contained in the Parent 2002 10-K or acquired after December 31, 2002 were acquired and maintained in the ordinary course of business consistent with past practices, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business consistent with past practices. Since December 31, 2002, adequate provision has been made on the books of Parent in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

        Section 5.26.    Disclosure.    No representation, warranty, statement or covenant made by Parent in this Agreement or in the Parent Disclosure Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

        Section 5.27.    Financing.    Parent will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.1.    Covenants of Company.    During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and each of its Subsidiaries that (unless Parent shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Company Disclosure Schedule):

          (a)    Ordinary Course.    (i) Company shall, and shall cause each of its Subsidiaries to conduct its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to keep available the services of its present officers and key employees, preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Effective Time.

      (ii)
      Company shall not, and shall not permit any of its Subsidiaries to enter into any new line of business.

          (b)    Dividends; Changes in Share Capital.    Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c)    Issuance of Securities.    Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares of its capital stock or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms.

          (d)    Governing Documents.    Except to the extent required to comply with its obligations hereunder or with applicable law, Company shall not and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or by-laws or similar organizational or governance documents.

          (e)    No Acquisitions.    Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Company and its Subsidiaries in the ordinary course of business consistent with past practices, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor and which acquisitions are in the ordinary course of business consistent with past practices).

          (f)    No Dispositions.    Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Company) other than in the ordinary course of business consistent with past practices.

          (g)    Investments; Indebtedness.    Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by Company or a wholly owned Subsidiary of Company to or in Company or any wholly owned Subsidiary of Company or (y) in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to Company or its Subsidiaries or (ii) except in the ordinary course of business consistent with past practices, incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another Person other than a guaranty by Company on behalf of one of its Subsidiaries (provided that, with the exception of indebtedness incurred in the ordinary course of business consistent with past practices pursuant to an existing line of credit or debt facility to which Company is a party as of the date hereof, any such indebtedness or guaranty is not, individually or in the aggregate, material to Company or any of its Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing.

          (h)    Tax-Free Qualification.    Company hereby adopts this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) promulgated under the Code. Company shall use its reasonable best efforts to cause the transaction to qualify and shall use its reasonable best efforts not to take any action, fail to take any action, or cause or permit any action to be taken or to fail to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

          (i)    Compensation.    Except (i) as required by law or by the terms of any agreement currently in effect between Company or any Subsidiary of Company and any director, officer or employee thereof or (ii) in the ordinary course of business consistent with past practices following consultation with Parent, Company shall not increase the amount of compensation of, or pay any severance to, any director, officer or employee of Company or any Subsidiary or business unit of Company, or increase or make any commitment to increase any employee benefits, adopt or amend any Benefit Plan or make any commitment to adopt or amend or accelerate the vesting of rights under any Benefit Plan or Company Stock Option Plan or fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicles, other than regularly scheduled contributions to trusts funding qualified plans. Notwithstanding the foregoing, Company shall not grant any additional options to purchase Company Common Stock without the permission of Parent.

          (j)    Accounting Methods; Tax Elections.    Except as disclosed in Company SEC Documents filed prior to the date of this Agreement or as required by a Governmental Entity, Company shall not change in any material respect its methods of accounting in effect at December 30, 2002, except as required by changes in GAAP as agreed to in by Company's independent public accountants. Company shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or any method of tax accounting, (ii) make, revoke or amend any Tax election or (iii) settle or compromise any liability for Taxes.

          (k)    Certain Actions.    Company and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or, except in the ordinary course of business consistent with past practices, terminate, amend or modify any material provision of, or waive any material rights under, any Company Contract.

          (l)    Capital Expenditure.    Except for capital expenditures and obligations or liabilities in connection therewith set forth in Company's 2003 capital expenditure budget approved by the Board of Directors of Company and previously disclosed to Parent, Company shall not, and shall not permit any of its Subsidiaries to, make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments for capital expenditures which, in the aggregate, are in excess of 105% of the aggregate amount of capital expenditures provided for in the Company's 2003 capital expenditure budget.

          (m)    Litigation.    Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claim, liability, obligation or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practices.

          (n)    Material Agreements.    Except as otherwise set forth in this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, terminate, cancel or request any material change in, or agree to any material change in, any material contract, arrangement, commitment, lease or understanding (whether written or oral) of Company or enter into any contract, arrangement, commitment, lease or understanding (whether written or oral) material to the assets, liabilities, business, results of operations or condition (financial or otherwise) of Company and any of its Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practices.

          (o)    Transactions with Affiliates.    Company shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates or Associates other than pursuant to arrangements in effect on the date hereof.

          (p)    Representations and Warranties.    Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or be reasonably expected to, result in any of its representations and warranties set forth in this Agreement that is qualified as to materiality to no longer be true and correct in any respect or any of its representations or warranties set forth in this Agreement that is not so qualified to no longer be true and correct in any material respect.

          (q)    No Related Actions.    Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 6.2.    Covenants of Parent.    During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (unless Company shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Parent Disclosure Schedule):

          (a)    Ordinary Course.    Parent shall, and shall cause each of its Subsidiaries to conduct its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to keep available the services of its present officers and key employees, preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (b)    Dividends; Changes in Share Capital.    Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c)    Governing Documents.    Except (i) to the extent required to comply with their respective obligations hereunder or with applicable law, (ii) to increase the number of shares of capital stock authorized by its certificate of incorporation, or (iii) to change the name of either Parent or the Surviving Entity, Parent shall not amend or propose to amend its certificate of incorporation or by-laws.

          (d)    Tax-Free Qualification.    Parent hereby adopts this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) promulgated under the Code. Parent shall use its reasonable best efforts to cause the transaction to qualify and shall use its reasonable best efforts not to take any action, fail to take any action, or cause or permit any action to be taken or to fail to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

          (e)    Accounting Methods; Tax Elections.    Except as disclosed in Parent SEC Documents filed prior to the date of this Agreement or as required by a Governmental Entity, Parent shall not change in any material respect its methods of accounting in effect at December 30, 2002, except as required by changes in GAAP as agreed to in by Parent's independent public accountants. Parent shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or any method of tax accounting, (ii) make, revoke or amend any Tax election or (iii) settle or compromise any liability for Taxes.

          (f)    Certain Actions.    Parent and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or, except in the ordinary course of business consistent with past practices, terminate, amend or modify any material provision of, or waive any material rights under, any Parent Contract.

          (g)    Litigation.    Parent shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claim, liability, obligation or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Parent included in the Parent SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practices.

          (h)    Transactions with Affiliates.    Parent shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates or Associates other than pursuant to arrangements in effect on the date hereof.

          (i)    Representations and Warranties.    Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or be reasonably expected to, result in any of its representations and warranties set forth in this Agreement that is qualified as to materiality to no longer be true and correct in any respect or any of its representations or warranties set forth in this Agreement that is not so qualified to no longer be true and correct in any material respect.

          (j)    No Related Actions.    Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 6.3.    Governmental Filings.    Company and Parent shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent not prohibited by law or regulation or any applicable confidentiality agreement) on operational matters. Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other and (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

        Section 6.4.    Control of Other Party's Business.    Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent's operations or give Parent, directly or indirectly, the right to control or direct Company's operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1.    Preparation of Proxy Statement; Stockholders Meetings.    (a) As promptly as reasonably practicable following the date hereof, Parent and Company shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the Form S-4. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent's prospectus. Each of Parent and Company shall use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Parent and Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC and consult with each other and jointly prepare written responses with respect to any such written comments. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and shall provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Parent and Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the transactions contemplated hereunder, the other party or its business, financial condition or results of operations. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent stockholders, and Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Company stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Parent or Company, or any of their respective affiliates, officers or directors, is discovered by Parent or Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and Company.

        (b)  Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable following effectiveness of the Form S-4 under the Securities Act (on a date determined in accordance with the mutual agreement of Parent and Company) for the purpose of obtaining the Company Stockholder Approval and shall take all lawful action to solicit the Company Stockholder Approval. Subject to Section 7.4, (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company and the Company Special Committee recommend that Company's stockholders vote to approve and adopt this Agreement and the Merger (the "Company Recommendation") and (ii) the Company Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Recommendation in a manner adverse to Parent shall be adopted or proposed.

        (c)  Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders Meeting as soon as practicable following effectiveness of the Form S-4 under the Securities Act (on a date determined in accordance with the mutual agreement of Parent and Company) for the purpose of obtaining the Parent Stockholder Approval and shall take all lawful action to solicit the Parent Stockholder Approval. The Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent and the Parent Special Committee recommend that Parent's stockholders vote to approve and adopt this Agreement and the Merger, and approve the issuance of Parent Common Stock in the Merger (the "Parent Recommendation"). The Parent Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify the Parent Recommendation in a manner adverse to the Company shall be adopted or proposed.

        Section 7.2.    Access to Information.    Upon reasonable notice, each party shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or the HSR Act, as applicable (other than documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule, regulation or order of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any information obtained pursuant to this Section 7.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement, dated January 17, 2003, between Company and Parent (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Parent or Company shall not affect the representations and warranties of the other party.

        Section 7.3.    Commercially Reasonable Efforts.    (a) Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all Necessary Approvals and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary, proper or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Other Consents") and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such Necessary Approvals and the Other Consents. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees (i) to make (x) as soon as practicable after the date hereof, an appropriate filing (or, with respect to Parent, if applicable, appropriate filings) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (y) as promptly as practicable, all other necessary filings with other Governmental Entities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such authorities and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Other Consents under such other laws or from such authorities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed).

        (b)  Each of Company and Parent shall, in connection with the efforts referenced in Section 7.3(a) to obtain all of the Other Consents, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Entity, (iii) promptly inform each other of (and, at the other party's reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

        (c)  In furtherance and not in limitation of the covenants of the parties contained in Section 7.3(a) and 7.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging this Agreement or any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated hereby, Company shall cooperate with Parent in all respects in responding thereto, and each shall use its respective commercially reasonable efforts, including, subject to Section 7.3(a), selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent, Company or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, in each instance as Parent shall reasonably direct. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party's right to terminate this Agreement pursuant to Section 9.1(b) or 9.1(c) so long as such party has, at that point, complied with its obligations under this Section 7.3.

        (d)  Each of Parent and Company and their respective Boards of Directors shall, if any state takeover statute or similar statute (including Section 203 of the DGCL) becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

        Section 7.4.    Acquisition Proposals.    (a) Company agrees that, prior to the Effective Time, it will not, directly or indirectly, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor, agent or representative of, Company or any of its Subsidiaries (collectively, the "Company Representatives") to, directly or indirectly through another Person, solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other document or contract contemplating or otherwise relating to an Acquisition Proposal; provided, however, that, prior to the adoption and approval of this Agreement by the requisite Company Stockholder Approval, the foregoing will not prohibit Company from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to enter into a business combination with Company pursuant to an Acquisition Proposal for more than 50% of any class of equity securities of Company or any of its Subsidiaries or more than 50% of the net revenues, net income or the assets of Company and its Subsidiaries taken as a whole, which the Company Special Committee in good faith determines (after consultation with a financial advisor of nationally recognized reputation) is more favorable from a financial point of view to Company's stockholders than the transactions contemplated by this Agreement (a "Superior Proposal"), so long as:

          (i)    prior to furnishing any information to, or entering into discussions or negotiations with, such a Person, Company provides 24 hours' advance written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, a Person from whom Company will have received an executed confidentiality agreement in form and substance similar to (and in no event any less favorable to Company than) the Confidentiality Agreement prior to furnishing such information;

          (ii)  such notice shall include the terms and conditions of such Acquisition Proposal or any agreement proposed by, or any information supplied to, any such Person;

          (iii)  prior to furnishing any nonpublic information to any such Person, Company furnishes such nonpublic information to Parent (to the extent that such nonpublic information has not been previously furnished by Company to Parent);

          (iv)  neither Company nor any of its Subsidiaries nor any of Company Representatives will have violated any of the restrictions set forth in this Section 7.4;

          (v)  such unsolicited bona fide proposal relating to a Superior Proposal is made by a third party that the Company Special Committee determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Superior Proposal;

          (vi)  the Board of Directors of Company or the Company Special Committee, after duly considering the advice of outside legal counsel to the Board of Directors of Company or the Company Special Committee, as the case may be, determines in good faith that such action is required for the Board of Directors of Company and/or the Company Special Committee to comply with their respective fiduciary duties to stockholders imposed by applicable law; and

          (vii) Company uses its reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto.

        (b)  Company shall notify Parent orally and in writing of the fact that it received inquiries, offers or proposals that it reasonably believes to be bona fide with respect to an Acquisition Proposal within 24 hours after Company obtains knowledge of the receipt thereof. Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other Person that have been conducted heretofore with respect to a potential Acquisition Proposal. Company agrees to inform Company Representatives of the obligations undertaken in this Section 7.4; provided, however, that nothing contained in this Agreement will prevent the Board of Directors of Company or the Company Special Committee from referring any third-party to this Section 7.4.

        (c)  Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which Company or any of its Subsidiaries is a party, and shall use its reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.

        (d)  Except as expressly permitted by this Section 7.4, neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Superior Proposal or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Company or the Company Special Committee determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company stockholders (other than the Company stockholders entering into the Parent Voting

Agreements and their Affiliates) under applicable law, the Board of Directors of Company and/or the Company Special Committee may (subject to this sentence and Section 7.4(e)) withdraw, modify or change their respective recommendation of the Merger, but only after two Business Days following Parent's receipt of written notice advising Parent that the Board of Directors of Company or the Company Special Committee is prepared to do so, and only if, during such two Business Day period, Company and its advisors have negotiated or attempted to negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of Company or the Company Special Committee to maintain its recommendation in favor of this Agreement.

        (e)  Nothing contained in this Section 7.4 will prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and/or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Company's stockholders if, in the good faith judgment of the Board of Directors of Company or the Company Special Committee, after consultation with outside legal counsel to the Board of Directors of Company or the Company Special Committee, as the case may be, failure so to disclose would be inconsistent with its obligations under applicable law.

        Section 7.5.    Fees and Expenses.    Subject to Section 9.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, which shall be shared equally by Parent and Company.

        Section 7.6.    Directors' and Officers' Indemnification and Insurance.    Following the Effective Time, Parent shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Company and its Subsidiaries (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of Company and its Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (b) include and cause to be maintained in effect in the Surviving Entity's (or any successor's) certificate of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and by-laws of Company and (c) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company (provided that Parent (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Company for such insurance; and, provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Parent under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.6 applies without the consent of such affected indemnitee.

        Section 7.7.    Public Announcements.    Parent and Company shall use commercially reasonable efforts to develop a joint communications plan and each shall use commercially reasonable efforts

(a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 7.1, neither Parent nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        Section 7.8.    Listing of Shares of Parent Common Stock.    Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the NASDAQ National Market, subject to official notice of issuance, prior to the Closing Date.

        Section 7.9.    Affiliates.    Not less than ten Business Days prior to the date of the Company Stockholders Meeting, Company shall deliver to Parent a letter identifying all persons who, in the judgment of Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Company shall use its commercially reasonable efforts to cause each person identified on such list to deliver to Parent not later than five Business Days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto.

        Section 7.10.    Section 16 Matters.    Prior to the Effective Time, Parent and Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article II or Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.11.    Notice of Certain Events.    Each of Company and Parent shall promptly notify the other party of:

          (a)  the occurrence of any event whose occurrence would be likely to cause either (i) any representation or warranty contained in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any representation or warranty contained in this Agreement that is not so qualified becoming untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Article VIII to not be satisfied or (iii) any changes or events having, or which are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or Parent, as applicable.

          (b)  any failure of such party to comply with in any material respect any covenant or agreement to be complied with by it hereunder;

          (c)  any facts relating to such party which would make it necessary or advisable to amend the Joint Proxy Statement/Prospectus or the Form S-4 in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and

          (d)  any notice or other communication from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

        Section 7.12.    FIRPTA Certification.    At the Closing, Company shall deliver to Parent a certification that stock in Company is not a U.S. real property interest because Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). Company shall timely deliver to the Internal Revenue Service the notification required under Treasury Regulation Section 1.897-2(h)(2).

ARTICLE VIII

CONDITIONS PRECEDENT

        Section 8.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of Company and Parent to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    (i) Company shall have obtained the Company Stockholder Approval and (ii) Parent shall have obtained the Parent Stockholder Approval.

          (b)    No Injunctions or Restraints; Illegality.    No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the party or parties invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated.

          (c)    HSR Act; Other Required Governmental Approvals; Other Consents.    (i) The waiting period (and any extension thereof) relating to the Notification and Report Forms filed by Parent and Company with respect to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) all Other Required Governmental Approvals shall have been obtained, except those Other Required Governmental Approvals the failure of which to obtain would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Company and (iii) all consents listed in Section 8.1(c) of the Company Disclosure Schedule shall have been obtained.

          (d)    NASDAQ National Market Listing.    The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

          (e)    Effectiveness of the Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        Section 8.2.    Additional Conditions to Obligations of Parent.    The obligations of Parent to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and Parent shall have received a certificate of an executive officer of Company to such effect.

          (b)    Performance of Obligations of Company.    Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of an executive officer of Company to such effect.

          (c)    Tax Opinion.    Parent shall have received a written opinion of Dewey Ballantine LLP, counsel to the Parent Special Committee, in form and substance reasonably satisfactory to Parent and dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely upon certain facts and assumptions set forth in such opinion, and upon representations of Parent and Company set forth in representation letters reasonably requested by such counsel, which representation letters shall be dated and executed on the date of such opinion and shall be in form and substance satisfactory to such counsel.

          (d)    No Material Adverse Effect.    From the date of this Agreement through the Effective Time, no event, development or condition has occurred which, either individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Company.

        Section 8.3.    Additional Conditions to Obligations of Company.    The obligations of Company to effect the Merger are subject to the satisfaction, or waiver by Company, on or prior to the Closing Date, of the following additional conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; and Company shall have received a certificate of an executive officer of Parent to such effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and Company shall have received a certificate of an executive officer of Parent to such effect.

          (c)    Tax Opinion.    Company shall have received a written opinion of Gray Cary Ware & Freidenrich LLP, counsel to the Company Special Committee, in form and substance reasonably satisfactory to Company and dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely upon certain facts and assumptions set forth in such opinion, and upon representations of Parent and Company set forth in representation letters reasonably requested by such counsel, which representation letters shall dated and executed on the date of such opinion and shall be in form and substance satisfactory to such counsel.

          (d)    No Material Adverse Effect.    From the date of this Agreement through the Effective Time, no event, development or condition has occurred which, either individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE IX

TERMINATION AND AMENDMENT

        Section 9.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as specifically provided below, whether before or after the Parent Stockholders Meeting or the Company Stockholders Meeting:

          (a)  By mutual written consent of Parent and Company;

          (b)  By either Parent or Company, if the Effective Time shall not have occurred on or before September 30, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 7.3) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that the Termination Date may be extended not more than 45 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the condition set forth in Section 8.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period;

          (c)  By either Parent or Company, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 7.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Section 8.1(c), (d) or (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to obtain, in accordance with Section 7.3); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.3 has been the primary cause of such action or inaction;

          (d)  By either Parent or Company, if either the Parent Stockholder Approval or the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable;

          (e)  By Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.2(a) or 8.2(b) are not capable of being satisfied on or before the Termination Date;

          (f)    By Company (provided that Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.3(a) or 8.3(b) are not capable of being satisfied on or before the Termination Date;

          (g)  By Parent, if the Board of Directors of Company shall have (i) failed to recommend or withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or the Merger, (ii) failed to include in the Joint Proxy Statement/Prospectus its approval or recommendation of this Agreement or the Merger or a statement to the effect that the Board of Directors of Company has determined and believes that the Merger is in the best interests of the stockholders of Company, (iii) failed to reaffirm its approval or recommendation of this Agreement or the Merger within three Business Days of a request to do so by Parent, (iv) failed to call the Company Stockholders Meeting in accordance with Section 7.1(b) or (v) approved or recommended to its stockholders any Acquisition Proposal of a Person other than Parent (or the Board of Directors of Company resolves to do any of the foregoing); or

          (h)  By Company, if the Board of Directors of Company determines, after complying with the terms of this Agreement (including negotiating in good faith with Parent for two Business Days as contemplated by Section 7.4(d)), that an Acquisition Proposal constitutes a Superior Proposal and (i) Company notifies Parent in writing that it intends to enter into such an agreement and (ii) concurrent with such termination, Company pays to Parent in immediately available funds an amount equal to the Termination Fee.

        Section 9.2.    Effect of Termination.    (a) In the event of termination of this Agreement by either Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors, the second sentence of Section 7.2, Section 7.5, this Section 9.2 and Article X, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

        (b)  Company agrees that, if:

          (i)    Company terminates this Agreement pursuant to Section 9.1(h);

          (ii)  Parent terminates this Agreement pursuant to Section 9.1(g); or

          (iii)  (x) (A) either Company or Parent terminates this Agreement pursuant to Section 9.1(d) (provided that the basis for such termination is the failure to obtain the Company Stockholder Approval) or pursuant to Section 9.1(b) or (B) Parent terminates this Agreement pursuant to Section 9.1(e) if, (y) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Company shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Company or Company shall have breached in any respect its obligations under Sections 7.1 or 7.4 and (z) within

  12 months of such termination Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, or the Board of Directors of Company or any of its Subsidiaries recommends that its respective stockholders approve, adopt or accept, any Acquisition Proposal then Company shall (A) in the case of clause (i) above, concurrent with such termination, (B) in the case of clause (ii) above, within one Business Day after the date of such termination or (C) in the case of clause (iii) above, within one Business Day after the date Company or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal, pay Parent an amount equal to $3,200,000 plus the actual and documented reasonable Expenses of Parent (the "Termination Fee"), by wire transfer of immediately available funds.

        (c)  Company acknowledged that the agreement contained in Section 9.2(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay any amount due pursuant to Section 9.2(b), and, in order to obtain such payment, the Parent commences a suit which results in a judgment against such party for the fee set forth in Section 9.2(b), Company shall pay Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 7.5. The parties hereto agree that any remedy or amount payable pursuant to this Section 9.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

        Section 9.3.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Parent Stockholder Approval or the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 9.4.    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1.    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

        Section 10.2.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (i)
    if to Parent to:

      Bruker Daltonics Inc.
      40 Manning Road
      Billerica, Massachusetts 01821
      Attention: Frank H. Laukien, Ph.D.
      Facsimile: 978-667-5993

      with copies to:

      Dewey Ballantine LLP
      1301 Avenue of the Americas
      New York, New York 10019
      Attention: Frederick W. Kanner, Esq.
      Facsimile: 212-259-6333

      and

      Nixon Peabody LLP
      101 Federal Street
      Boston, Massachusetts 02110
      Attention: Richard M. Stein, Esq.
      Facsimile: 617-951-1295

    (ii)
    if to Company to:

      Bruker AXS Inc.
      5465 East Cheryl Parkway
      Madison, Wisconsin 53711
      Attention: Martin Haase, Ph.D.
      Facsimile: 608-276-3006

      with copies to:

      Gray Cary Ware & Freidenrich LLP
      400 Hamilton Avenue
      Palo Alto, California 94301
      Attention: Diane Holt Frankle, Esq.
      Facsimile: 650-833-2001

      and

      Nixon Peabody LLP
      101 Federal Street
      Boston, Massachusetts 02110
      Attention: Richard M. Stein, Esq.
      Facsimile: 617-951-1295

        Section 10.3.    Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the Parent Disclosure Schedule and the Company Disclosure Schedule.

        Section 10.4.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 10.5.    Entire Agreement; No Third Party Beneficiaries.    (a) This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except that, for purposes of the definition of "commercially reasonable efforts" as used in Section 7.3(a) and 7.3(c), the parties agree that it is proper to refer to the course of their discussions prior to entering into this Agreement.

        (b)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.6 (which is intended to be for the benefit of the Persons covered thereby).

        Section 10.6.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

        Section 10.7.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 10.8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 10.9.    Submission to Jurisdiction; Waivers.    Each of Parent and Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Parent and Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

        Section 10.10.    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Parent and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BRUKER DALTONICS INC.

By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

BRUKER AXS INC.

By:	/s/ MARTIN HAASE Martin Haase, Ph.D. President and Chief Executive Officer

Agreement and Plan of Merger
Counterpart Signature Page

EXHIBIT A

Directors of Parent

Class	Name	Designated By	Board Committees
Class I (expiring 2004)	M. Christopher Canavan, Jr.	Parent Special Committee (Independent)	Audit Committee (Chairman)
Class I (expiring 2004)	Taylor J. Crouch	Company Special Committee (Independent)	Audit and Transition Committees
Class I (expiring 2004)	Frank H. Laukien, Ph.D. (Chairman)	Parent Special Committee
Class II (expiring 2005)	Daniel S. Dross	Company Special Committee (Independent)	Compensation Committee
Class II (expiring 2005)	Collin J. D'Silva	Parent Special Committee (Independent)	Audit Committee
Class II (expiring 2005)	Richard M. Stein	Parent Special Committee	Transition Committee
Class II (expiring 2005)	Bernhard Wangler	Parent Special Committee
Class III (expiring 2003)	Martin Haase, Ph.D. (Vice Chairman)	Company Special Committee
Class III (expiring 2003)	Richard D. Kniss	Company Special Committee (Independent)	Compensation and Transition Committees
Class III (expiring 2003)	William A. Linton	Parent Special Committee (Independent)	Compensation (Chairman) and Transition Committees

EXHIBIT B

Officers of Parent

Name	Title
Frank H. Laukien, Ph.D.	President and Chief Executive Officer
Martin Haase, Ph.D.	Senior Vice President
Laura Francis	Chief Financial Officer and Treasurer
Michael Willett	Director of Investor Relations and Public Relations
Richard M. Stein	Secretary
John Hulburt	Director of Audit and SEC Compliance

EXHIBIT C

Form of Affiliate Agreement

[DATE]

Bruker Daltonics Inc.
40 Manning Road
Billerica, Massachusetts 01821

Ladies and Gentlemen:

        Reference is made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 4, 2003, by and between Bruker Daltonics Inc., a Delaware corporation ("Parent") and Bruker AXS Inc., a Delaware corporation ("Company"), pursuant to which Company will be merged with and into Parent (the "Merger").

        The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Company for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.9 of the Merger Agreement.

        With respect to the shares of common stock, par value $0.01 per share, of Parent as may be received by the undersigned pursuant to the Merger Agreement (the "Shares"), the undersigned represents to and agrees with Parent that:

          A.    The undersigned will not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

          B.    The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Shares to the extent the undersigned felt necessary with the undersigned's counsel or counsel for Company.

          C.    The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an "affiliate" of Company at the time the Merger is submitted to a vote of the stockholders of Company, any public reoffering or resale by the undersigned of any of the Shares will, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

          D.    The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Shares by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned to be made in compliance with an exemption from such registration.

          E.    The undersigned also understands that, if Parent should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to Parent's transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitution therefor, a legend stating in substance:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION UNDER RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY BE SOLD, TRANSFERRED

      OR OTHERWISE DISPOSED OF ONLY UPON RECEIPT BY THE CORPORATION OF AN OPINION OF COUNSEL ACCEPTABLE TO IT THAT THE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH THE LIMITATIONS OF RULE 145 OR THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT."

          F.    It is understood and agreed that the legend set forth in paragraph E above will be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the Act or (ii) Parent has received either an opinion of counsel, which opinion will be reasonably satisfactory to Parent, or a "no-action" letter obtained by undersigned from the staff of the Securities and Exchange Commission (the "Commission"), to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to undersigned.

          G.    The undersigned understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent and Company and will be relied upon by such entities and their respective counsel and accountants.

          H.    The undersigned understands and agrees that this letter will apply to all shares of the capital stock of Parent and Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

        Any notices or any other communications in connection herewith will be in writing and will be given to Parent at Parent's address on the first page of this letter and to the undersigned at the address set forth below the undersigned's name; or to such other address or person as Parent will furnish to the undersigned in writing or that the undersigned will furnish to Parent in writing in accordance with the provisions of this paragraph; and will be deemed to have been duly received if so given (i) if delivered in person or by courier, upon actual receipt by the intended party, (ii) if sent by telecopy or facsimile transmission, when the confirmation is received or (iii) if sent by mail, upon five days after such notice or other communication is deposited in the mail.

        This letter will be governed by the laws of the State of Delaware regardless of applicable principles of conflicts of laws. This letter will be binding upon the undersigned and Parent and their respective successors and assigns. This letter is the complete agreement between the undersigned and Parent concerning the subject matter hereof. In the event that any signature hereto is delivered by facsimile transmission, such signature will create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof. If the Merger Agreement is terminated in accordance with its terms prior to the Effective Time (as defined in the Merger Agreement), then the legal effect of this letter will thereupon automatically terminate.

        Execution of this letter will not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Company for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

Very truly yours,

Name:

Address:

Agreed to and accepted as of the date first written above:
BRUKER DALTONICS INC.
By:

Name:

Title:

QuickLinks

EXHIBIT 2.1
AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 4, 2003 BY AND BETWEEN BRUKER DALTONICS INC. AND BRUKER AXS INC.
TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SECURITIES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS PRECEDENT
ARTICLE IX TERMINATION AND AMENDMENT
ARTICLE X GENERAL PROVISIONS
EXHIBIT A Directors of Parent
EXHIBIT B Officers of Parent
EXHIBIT C Form of Affiliate Agreement [DATE]